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                                                                     EXHIBIT 5.1


                       [LETTERHEAD OF COOLEY GODWARD LLP]


May 11, 1999

USA.NET, Inc.
1155 Kelly Johnson Boulevard, Suite 400
Colorado Springs, CO  80920

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by USA.NET, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act of 1933, as amended, and the underwritten public offering of up to 9,775,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), which amount includes 1,275,000 shares for which the underwriters have been granted an over-allotment option.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, and (ii) reviewed the Company's Certificate of Incorporation and Bylaws, as amended and as proposed to be amended prior to the closing of the public offering, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares (when issued and paid for in accordance with the underwriting agreement filed as an exhibit to the Registration Statement) will be, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By: /s/ James C.T. Linfield
    ------------------------------
    James C. T. Linfield